Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION REPORTS
FIRST-QUARTER 2012 RESULTS

FORT WORTH, Texas, April 24, 2012 — RadioShack Corporation (NYSE: RSH) a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the first quarter ended March 31, 2012.

Total net sales and operating revenues from continuing operations for the 2012 first quarter decreased 0.9% to $1.01 billion, compared to $1.02 billion for the 2011 first quarter.  Net loss for the 2012 first quarter totaled $8.0 million, or $0.08 per diluted share, compared to net income of $35.1 million, or $0.33 per diluted share, for the 2011 first quarter.  Net income in the 2011 first quarter included costs associated with the early retirement of debt totaling $4.1 million ($2.5 million after tax), or $0.02 per diluted share.

Jim Gooch, president and chief executive officer of RadioShack Corp., said, “As we anticipated, the first quarter was extremely challenging.   While our results were disappointing, we are working quickly to drive top line growth and expand margins.  We were pleased to see progress from initiatives we began implementing last year, particularly in our highest gross margin signature platform. We believe these initiatives contributed to monthly sequential improvement in Company performance throughout the quarter that has continued into April.”

Mr. Gooch continued, “Moreover, we are acting decisively to improve our marketing, with a sharpened mobility message that heightens awareness of our broad mobile offerings, a changed media mix, and a new lead creative agency.  We are continuing to capitalize on our successes in expanding product assortments in the signature product platform.  And, we are pursuing incremental growth through targeted international ventures and relationships that build on our strengths.”

Mr. Gooch added, “As a result of these initiatives, and with our continued commitment to stringent cost control and cash management, we are confident in our ability to drive sequential quarterly improvement in performance throughout 2012.”

Dorvin Lively, executive vice president, chief financial officer and chief administrative officer, said, “Our substantial cash position allows us to manage through this period with maximum flexibility while reinvesting in the business to drive improved financial performance for our shareholders. Moreover, our new quarterly dividend is a central component of our commitment to returning value to shareholders.”

2012 First-Quarter Financial Results

The decrease in total net sales and operating revenues for the 2012 first quarter was driven by a $61.6 million decrease in sales from U.S. RadioShack company-operated stores.  This decrease was partially offset by a $52.5 million increase in other sales, reflecting an additional 610 Target Mobile centers in operation at March 31, 2012, compared to March 31, 2011.

Comparable store sales for company-operated stores and Target Mobile centers decreased 4.2% during the 2012 first quarter, which was primarily attributable to a decline in Sprint postpaid wireless sales, as well as decreased sales of prepaid wireless handsets, laptops and home entertainment accessories.  This decrease was partially offset by higher postpaid wireless sales of AT&T, as well as sales of tablet devices, tablet accessories, headphones, and a net increase in sales at U.S. RadioShack company-operated stores of Verizon Wireless postpaid sales compared to T-Mobile postpaid sales in the 2011 first quarter.

Consolidated gross profit for the 2012 first quarter was $394.5 million, or 39.1% of net sales, compared with $454.4 million, or 44.7% of net sales, for the 2011 first quarter.  Gross margin in the 2012 first quarter was negatively impacted by a mix shift within mobility sales toward lower margin smartphones and tablet devices, as well as a higher percentage of mobility sales in the overall revenue mix that was largely driven by the expansion of Target Mobile centers.

Consolidated selling, general and administrative (SG&A) expenses for the 2012 first quarter were $373.3 million, or 37.0% of net sales, compared with $370.6 million, or 36.4% of net sales, for the 2011 first quarter.  The increase in SG&A expenses in the 2012 first quarter resulted primarily from higher costs to support the additional 610 Target Mobile centers in operation at March 31, 2012, compared to March 31, 2011.  This increase was partially offset by lower advertising expense.

The Company reported operating income of $1.8 million for the 2012 first quarter compared to $65.1 million in the 2011 first quarter.

Balance Sheet, Capital Spending and Dividends

RadioShack ended the 2012 first quarter with a balance of cash, cash equivalents and restricted cash (included in other current assets) of $594.4 million.  Inventories stood at $730.2 million at the end of the quarter, down $7.7 million, or 1.0% compared to the end of the 2011 first quarter.

Capital spending totaled $11.2 million in the 2012 first quarter compared to $14.5 million in the 2011 first quarter. The Company continues to invest in initiatives designed to drive sales and improve profitability; full-year 2012 capital spending is expected to be in the range of $70 million to $90 million.

On March 30, 2012, the Company paid a quarterly dividend of $0.125 per common share outstanding.  As previously announced, the Board of Directors approved a change in the annual dividend payout to a quarterly payout beginning in the 2012 first quarter.

Product Platform Performance

Sales for the U.S. RadioShack company-operated stores segment decreased 6.9% to $833.6 million in the 2012 first quarter compared to $895.2 million in the 2011 first quarter.  The table below presents the change in product platform sales for U.S. RadioShack company-operated stores.

Platform (1)	% Sales Change 1Q 2012 vs. 1Q 2011	% Sales Change 4Q 2011 vs. 4Q 2010	% Sales Change 1Q 2011 vs. 1Q 2010
Mobility	(5.2)	+15.7	+11.0
Signature(2)	+0.7	(1.1)	(6.3)
Consumer Electronics	(24.1)	(29.7)	(14.8)
Total U.S. RadioShack company-operated stores	(6.9)	(1.4)	(0.5)

Mobility platform sales decreased 5.2% in the 2012 first quarter compared to the prior-year period.  The decrease was driven primarily by lower postpaid wireless sales from Sprint.  This decline was partially offset by higher AT&T postpaid wireless sales, as well as higher sales of tablet devices and a net increase in Verizon postpaid wireless sales compared to T-Mobile sales in the same  period in 2011.

Signature platform sales increased 0.7% in the 2012 first quarter compared to the prior-year period, representing a significant improvement in trend.  The sales improvement was driven by higher sales of tablet accessories, headphones, wireless accessories and service agreements.  Expanded product assortments, improved in-store execution and targeted marketing programs contributed to the sales trend improvement.

Sales in the consumer electronics platform decreased 24.1% in the first quarter 2012 compared to the prior-year period.  The decrease primarily reflects ongoing difficult industry trends in these product categories.

Actions to Improve Near-Term Performance

While 2012 is expected to be another challenging transition year, the Company is focused on key strategic initiatives designed to build on foundational progress made last year and improve near-term sales and profitability, including:  1) an ongoing, purposeful shift to mobility; 2) reclaiming relevance and maximizing  profits in the signature platform; and, 3) pursuing incremental growth opportunities.

●
Ongoing shift to mobility: Actions are being taken to sharpen the wireless message and maximize the Company’s new competitive position by improving customer awareness of its broader offering and price-value proposition.  The Company’s marketing spend in 2012 will have an increased focus on mobility, optimizing the media mix and adding incremental TV advertising.

●
Signature platform:  The Company continues to build upon successful programs to expand and enhance product assortments, optimize product pricing and marketing programs, and improve in-store execution.  In addition, the Company is directing efforts to reestablish and redefine private-label products and brands within each product category.

●
Incremental growth and diversification:  The Company is also pursuing certain opportunities to provide incremental growth and diversification of the overall business.  This includes additional store growth in Mexico, where the Company expects to open approximately 50 new company-owned stores in 2012.  Additional opportunities include select international ventures or partnerships, such as the recently announced master franchise agreement for the Company’s expansion in Southeast Asia.

Jim Gooch concluded, “As we look to the remainder of 2012, we realize we have a lot of work to do, and we are focused on initiatives that are aligned with the areas of our business where we see the greatest opportunity. Specifically, we are building consumer awareness of our broader and more compelling mobility platform, regaining relevance and continued momentum within our signature business, and pursuing select incremental growth opportunities as we continue our disciplined approach to cash management and work to return value to our shareholders.”

Webcast and Conference Call

RadioShack will host a live webcast of its investor conference call at 9 a.m. EDT today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com.  A telephone replay will be available beginning at approximately 11 a.m. EDT today and will remain available until midnight on May 8, 2012. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 23066328.

Other Information

The Company will host its Annual Meeting of Shareholders on May 17, 2012, at 10 a.m. CDT, at the Norris Conference Centers, Red Oak Ballroom, 304 Houston St., Fort Worth, Texas, 76102.

Shareholders may obtain a hard copy of RadioShack’s fiscal 2011 complete audited financial statements and 2012 notice of annual meeting and proxy statement free of charge by contacting RadioShack Shareholder Services at 817-415-3021 or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas, 76102.

Forward-Looking Statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and Company performance.  These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to execute and the effectiveness of our 2012 initiatives; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes;  a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; difficulties associated with profitably operating our new Target Mobile centers; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the Company’s financial condition; availability of products and services and other risks associated with the Company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  In addition, the declaration of dividends and the dividend rate are at the sole discretion of RadioShack Corporation’s board of directors, and plans for future dividends may be revised by the board at any time.  RadioShack’s dividend could be adversely affected by, among other things, changes in RadioShack’s financial position, results of operations, capital expenditures, cash flows, contractual restrictions, and applicable tax laws.  Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2011.

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 34,000 knowledgeable and helpful sales experts globally.  RadioShack’s retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademarks licensed by RadioShack Corporation.

Product platform performance footnotes:
(1)
For more information about product platform performance, refer to the RadioShack Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 21, 2012. The mobility platform includes postpaid and prepaid wireless handsets, commissions and residual income, prepaid wireless airtime, e-readers, and tablet devices.  The signature platform includes wireless, music, computer, video game, and home entertainment accessories; general purpose and special purpose power products; technical products; and service.  The consumer electronics platform includes digital music players, personal computing products, laptop computers, cameras, residential telephones, digital televisions, and other consumer electronics products.

(2)
The changes in sales of the signature platform, excluding the effect of digital-to-analog television converter boxes, were +1.2%, +0.1% and (4.7%) for 1Q 2012, 4Q 2011, and 1Q 2011, respectively, when compared with sales in the same periods in prior years.

Financial Tables Follow

RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2012	2011
Net sales and operating revenues	$1,008.3	$1,017.4
Cost of products sold	613.8	563.0
Gross profit	394.5	454.4

Operating expenses:
Selling, general and administrative	373.3	370.6
Depreciation and amortization	18.9	18.3
Impairment of long-lived assets	0.5	0.4
Total operating expenses	392.7	389.3

Operating income	1.8	65.1

Interest income	0.5	0.3
Interest expense	(13.1)	(9.7)
Other loss	--	(4.1)

(Loss) income from continuing operations before income taxes	(10.8)	51.6
Income tax (benefit) expense	(2.8)	20.2

(Loss) income from continuing operations	(8.0)	31.4
Discontinued operations, net of income taxes	--	3.7

Net (loss) income	$(8.0)	$35.1

Basic net (loss) income per share:
(Loss) income per share from continuing operations	$(0.08)	$0.30
Income per share from discontinued operations	--	0.03
Net (loss) income per share (basic)	$(0.08)	$0.33

Diluted net (loss) income per share:
(Loss) income per share from continuing operations	$(0.08)	$0.30
Income per share from discontinued operations	--	0.03
Net (loss) income per share (diluted)	$(0.08)	$0.33

Comprehensive (loss) income	$(2.4)	$37.1

Shares used in computing net (loss) income per share:

Basic	99.8	106.2

Diluted	99.8	107.4

RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)

(In millions)	March 31, 2012	December 31, 2011	March 31, 2011
Assets
Current assets:
Cash and cash equivalents	$566.4	$591.7	$326.2
Accounts and notes receivable, net	236.6	360.6	249.3
Inventories	730.2	744.4	737.9
Other current assets (1)	131.3	116.1	102.4
Total current assets	1,664.5	1,812.8	1,415.8

Property, plant and equipment, net	260.5	270.2	267.4
Goodwill	40.3	37.0	42.7
Other assets, net	52.7	55.1	81.5
Total assets	$2,018.0	$2,175.1	$1,807.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$252.6	$348.2	$221.9
Accrued expenses and other current liabilities	264.3	315.4	278.9
Total current liabilities	516.9	663.6	500.8

Long-term debt	674.9	670.6	335.7
Other non-current liabilities	86.5	87.6	89.0
Total liabilities	1,278.3	1,421.8	925.5

Stockholders’ equity	739.7	753.3	881.9
Total liabilities and stockholders’ equity	$2,018.0	$2,175.1	$1,807.4

(1)
Includes $28.0 million of restricted cash. Refer to Note 4 – “Restricted Cash” in the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2012, for more information.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
	March 31,
(In millions)	2012	2011
Cash flows from operating activities:
Net (loss) income	$(8.0)	$35.1
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	20.9	20.2
Amortization of discounts on long-term debt	4.3	3.9
Impairment of long-lived assets	0.5	0.4
Stock-based compensation	1.9	1.3
Other non-cash items	2.2	1.1
Changes in operating assets and liabilities:
Accounts and notes receivable	124.8	132.0
Inventories	16.8	(3.9)
Other current assets	13.4	7.4
Accounts payable	(75.5)	(79.1)
Accrued expenses and other	(52.8)	(57.6)
Net cash provided by operating activities	48.5	60.8

Cash flows from investing activities:
Additions to property, plant and equipment	(11.2)	(14.5)
Changes in restricted cash (1)	(28.0)	--
Net cash used in investing activities	(39.2)	(14.5)

Cash flows from financing activities:
Payments of dividends	(12.4)	--
Changes in cash overdrafts	(22.2)	16.7
Repayments of borrowings	--	(306.8)
Proceeds from exercise of stock options	--	0.6
Net cash used in financing activities	(34.6)	(289.5)

Net decrease in cash and cash equivalents	(25.3)	(243.2)
Cash and cash equivalents, beginning of period	591.7	569.4
Cash and cash equivalents, end of period	$566.4	$326.2

(1)	Refer to Note 4 – “Restricted Cash” in the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2012, for more information.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting (unaudited)

	Three Months Ended March 31,
(In millions)	2012	2011

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$833.6	$895.2
Other	174.7	122.2
	$1,008.3	$1,017.4

Operating income:
U.S. RadioShack company-operated stores	$91.3	$152.0
Other	3.0	1.6
	94.3	153.6

Unallocated	(92.5)	(88.5)
Operating income	1.8	65.1

Interest income	0.5	0.3
Interest expense	(13.1)	(9.7)
Other loss	--	(4.1)
(Loss) income from continuing operations before income taxes	$(10.8)	$51.6